Exhibit 5.0

                        Noel E. Guardi, Attorney at Law
                     3224 SOUTH NEWCOMBE STREET, SUITE 2105
                            LAKEWOOD, COLORADO 80227
                            TELEPHONE: 303-969-8886
                               FAX: 303-969-8886
                          E-MAIL: noellaw@comcast.net

August 27, 2003

Banyan Corp.
Suite 500

1925 Century Park East
Los Angeles, California 90067-2400

To the Board of Directors:

         I have been engaged as counsel for Banyan Corp., an Oregon corporation (the "Company") in connection with a proposed offering under the Securities Act of 1933, as amended (the "Act") of one million four hundred twenty eight thousand five hundred seventy one (1,428,571) shares of its Class A Common Stock, no par value (the "Shares"), to David E. Whittemore, pursuant to that certain Marketing Consultant Agreement between the Company and Mr. Whittemore dated August 26, 2003 (the "Agreement") and a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

         In connection with rendering the opinion as set forth below, I have reviewed and examined the following:

         1. the Articles of Incorporation of the Company, as amended;

         2. the Bylaws of the Company;

         3. Consent to Action in Lieu of Meeting of the Directors of the Company dated August 26, 2003;

         4. the Agreement;

         5. The Registration Statement and exhibits thereto as filed with the Commission on or about this date; and,

such other documents and legal authorities as I deemed necessary for purposes of rendering this opinion.

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Banyan Corp.
August 27, 2003
Page 2

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. I have further assumed that Mr. Whittemore will have completed the required consulting service and/or provided consideration required under the terms of the Agreement acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreement will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

         Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company's Class A Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

         I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matters which come to my attention hereafter.

                                              Very truly  yours,

                                              /s/ Noel E. Guardi
                                              -------------------
                                              Noel E.Guardi, Esq.